Goodness Growth Holdings Appoints Josh Rosen to Board of Directors

– Veteran cannabis executive brings capital markets and operational expertise to the Company’s Board –

– Relationship with Bengal Capital brings additional capital markets resources –

MINNEAPOLIS – August 13, 2021 – Goodness Growth Holdings, Inc. ("Goodness Growth" or the "Company") (CSE: GDNS; OTCQX: GDNSF), a physician-led, science-focused cannabis company and IP incubator, today announced that its Board of Directors has appointed Josh Rosen to its Board of Directors, once again bringing the number of directors to seven.

Josh Rosen is Managing Partner at Bengal Capital, and former Chief Executive Officer and Chairman of 4Front Ventures. At 4Front, Josh helped lead the transformation of a pioneering industry consulting firm into an operations-focused, multi-state operator, notably including the acquisition of Cannex Capital in 2019. Prior to 4Front, Josh gained private equity experience managing the investment portfolio for a large family office and worked extensively in the public markets as an equity analyst, primarily at the global investment bank, Credit Suisse.

“We are excited to welcome Josh Rosen to our Board of Directors and look forward to his contributions as a proven cannabis industry executive and strategic advisor as we evaluate critical decisions for our business,” said Chairman and Chief  Executive Officer, Kyle Kingsley, MD. “We are on the cusp of transformative growth as our markets transition from medical to adult use, and Josh immediately infuses our team with valuable cannabis experience during a period when we’re evaluating many strategic opportunities in real time. In addition to his operational expertise, his capital markets track record and relationships, and insights on executing strategic transactions will be extremely beneficial to our team.”

“Josh’s reputation and success in the cannabis industry was very attractive to us and we are pleased to invite him to join our Board of Directors. Our initial interactions with Josh have given us confidence that he will add value to the organization, and we look forward to his support in corporate governance with interests that are clearly aligned with our shareholders,” said Chelsea Grayson, Independent Director of Goodness Growth Holdings.

Josh Rosen commented, “Bengal Capital has been investing in the U.S. cannabis industry since its 2013 seed investment in Green Thumb Industries. Today, Goodness Growth represents one of Bengal Capital’s highest-conviction investment ideas, and we believe our focus on working closely with management teams as engaged shareholders can help maximize value in this rapidly evolving sector. I have always been impressed by the portfolio of assets that Kyle’s team has assembled and am looking forward to supporting the Company’s management team and Board through the Company’s next phase of growth.”

About Goodness Growth Holdings, Inc.

Goodness Growth Holdings, Inc., is a physician-led, science-focused holding company whose mission is to bring the power of plants to the world. The Company’s operations consist primarily of its multi-state cannabis company subsidiary, Vireo Health, Inc., and its science and intellectual property incubator, Resurgent Biosciences, Inc.. The Company manufactures proprietary, branded cannabis products in environmentally friendly facilities and state-of-the-art cultivation sites and distributes its products through its growing network of Green Goods® and other retail locations and third-party dispensaries. Its team of more than 500 employees are focused on the development of differentiated products, driving scientific innovation of plant-based medicines, and developing meaningful intellectual property. Today, the Company is licensed to grow, process, and/or distribute cannabis in eight markets and operates 18 dispensaries across the United States. For more information about Goodness Growth Holdings, please visit www.goodnessgrowth.com.

Contact Information

Investor Inquiries:

Sam Gibbons

Vice President, Investor Relations

samgibbons@goodnessgrowth.com

(612) 314-8995

Media Inquiries:

Albe Zakes

Vice President, Corporate Communications

albezakes@goodnessgrowth.com
(267) 221-4800